VOAC  HYDRAULICS  AB


                    STOCK  ACQUISITION  AGREEMENT


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                           TABLE OF CONTENTS


ARTICLE I.   PURCHASE AND SALE OF VOAC SHARES                  6
      1.1      Sale of VOAC Shares                             6
      1.2      Price and Payment Provisions                    7
      1.2.1    Purchase Price and Payment                      7
      1.2.2    General Method of Payment                       7
      1.2.3    Base Balance Sheet                              7
      1.2.4    Currency                                        8

ARTICLE II.  REPRESENTATIONS AND WARRANTIES                    8
      2.1      Representations and Warranties of Seller,
               Volvo and Atlas Copco                           8
      2.1.1    Corporate Status                                8
      2.1.2    Share Capital                                   8
      2.1.3    Title to Shares                                 9
      2.1.4    Authority                                       9
      2.1.5    Financial Statements                            9
      2.1.6    Subsidiaries                                   10
      2.1.7    Actions Since October 1, 1995                  10
      2.1.8    Proprietary Property                           11
      2.1.9    Real Property; Leases of Real Property         12
      2.1.10   Personal Property                              12
      2.1.11   Title to Property                              13
      2.1.12   Contracts and Commitments                      13
      2.1.13   Inventory                                      15
      2.1.14   Powers of Attorney; Bank Accounts              16
      2.1.15   Litigation                                     16
      2.1.16   No Broker                                      16
      2.1.17   Governmental Permits; Compliance with Laws     16
      2.1.18   Workers' Injuries                              19
      2.1.19   Trade Union Activity                           19
      2.1.20   Employees; Employee Benefits                   19
      2.1.21   Sales Volume; Adverse Trends                   20
      2.1.22   Taxes                                          20
      2.1.23   Restrictions and Consents                      21
      2.1.24   Compliance With Laws                           21
      2.1.25   No Claims                                      21
      2.1.26   Discharge from Liability                       21
      2.1.27   Accuracy of Statements                         22
      2.1.28   Binding Effect                                 22
      2.1.29   Backlog                                        22
      2.1.30   Accounts Receivable                            22
      2.1.31   Insurance                                      22
      2.1.32   Seller's Knowledge                             23
      2.1.33   VOAC Engineering GmbH                          23
      2.2      Representations and Warranties of Buyer        23

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      2.2.1    Corporate Status                               23
      2.2.2    No Broker                                      23
      2.2.3    Restrictions                                   23
      2.2.4    No Lawsuits; Consents                          24
      2.2.5    Execution and Effect of Agreement              24
      2.2.6    Financial Capacity                             24
      2.2.7    Compliance With Laws                           24
      2.2.8    Accuracy of Statements                         24
      2.2.9    Parent                                         25
      2.2.10   Binding Effect                                 25
      2.2.11   Buyer's Knowledge                              25

ARTICLE III. COVENANTS                                        25
      3.1      Covenants of Seller                            25
      3.1.1    Access to Information                          25
      3.1.2    Business in Ordinary Course                    25
      3.1.3    Maintain Properties                            26
      3.1.4    Maintain Net Asset Value                       26
      3.1.5    Perform Contracts                              26
      3.1.6    Maintain Organization                          26
      3.1.7    Prohibited Actions                             26
      3.1.8    No Solicitation of Acquisition Offers          26
      3.1.9    Non-Competition                                27
      3.1.10   Intercompany Accounts                          27
      3.1.11   Accounts Related Parties                       27
      3.1.12   Adjustment of Accounts                         27
      3.2      Mutual Covenants                               28
      3.2.1    Publicity                                      28
      3.2.2    Commercially Reasonable Efforts                28
      3.2.3    Shared Services                                28
      3.3      Covenants of Buyer                             28
      3.3.1    Guarantees                                     28
      3.3.2    Environmental Permit                           28
      3.3.3    Name Change                                    29

ARTICLE IV.  CONDITIONS                                       29
      4.1      Conditions to Obligations of Buyer             29
      4.1.1    Representations and Warranties True and
               Correct                                        29
      4.1.2    Compliance with Agreement                      29
      4.1.3    No Adverse Change                              29
      4.1.4    No Litigation                                  29
      4.2      Conditions to Obligations of Seller            30
      4.2.1    Representations and Warranties True and
               Correct                                        30
      4.2.2    Compliance with Agreement                      30
      4.2.3    No Litigation                                  30
      4.3      Mutual Conditions                              31
      4.3.1    No Regulatory Impediment                       31
      4.3.2    Governmental Consents                          31

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ARTICLE V.   CLOSING                                          31
      5.1      Closing                                        31
      5.2      Deliveries                                     31
      5.2.1    Seller's Deliveries                            31
      5.2.2    Buyer's Deliveries                             33

ARTICLE VI.  INDEMNIFICATION                                  34
      6.1(a)   Falkoping Site                                 34
      6.1(b)   Indemnification by Seller, Volvo and Atlas
               Copco                                          34
      6.1(c)   Additional Indemnification                     35
      6.1(d)   Inline Cleanup                                 36
      6.2      Indemnification by Buyer                       36
      6.3      Knowledge of a Breach                          36
      6.4      Survival of Indemnification for Breach of
               Warranty                                       37
      6.5      Indemnification Procedures                     37
      6.6      Special Provisions for Environmental
               Indemnification                                38

ARTICLE VII. MISCELLANEOUS                                    39
      7.1      Notices                                        39
      7.2      Entire Agreement                               41
      7.3      Entry-Way                                      41
      7.4      Section Headings                               41
      7.5      Applicable Law/Forum                           41
      7.6      Expenses                                       41
      7.7      Waiver                                         41
      7.8      Severability                                   42
      7.9      Incorporation by Reference                     42
      7.10     Counterparts                                   42
      7.11     Assignment                                     42
      7.12     Resignation of VOAC President                  42
      7.13     Discharge From Liability                       43
      7.14     Certain Definitions                            43
      7.15     Further Assurances                             43

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                        STOCK ACQUISITION AGREEMENT



        This STOCK ACQUISITION AGREEMENT ("Agreement") is made as of this 23rd day of February, 1996, among PARKER PNEUMATIC AB, a corporation organized under the laws of Sweden, whose head office is located at Karlsnasvagen 9, S-523 23 Ulricehamn ("Buyer"), PARKER HANNIFIN CORPORATION, an Ohio corporation, whose head office is located at 17325 Euclid Avenue, Cleveland, OHIO 44112-1290, USA, AVC INTRESSENTER AB, a corporation organized under the laws of Sweden, whose head office is located at c/o Lagerlof & Leman Advokatbyra AB, Vastra Hamngatan 23, S-403 14 Goteborg ("Seller"), VOLVO AERO CORPORATION, a corporation organized under the laws of Sweden, whose head office is located at Stallbacka, S-461 81 Trollhattan, ("Volvo") and ATLAS COPCO AB , a corporation organized under the laws of Sweden, whose head office is located at Sickla Industrivag 3, S-105 23 Stockholm, ("Atlas Copco").

                            W I T N E S S E T H

           WHEREAS, Seller is the owner of 100% of the shares of VOAC Hydraulics AB ("VOAC"), a Swedish company having a corporate capital of SEK 50,000,000 divided into 500,000 shares of SEK 100 par value per share, whose head office is located at Boras, Sweden.

           WHEREAS, VOAC conducts its worldwide business through itself and wholly owned subsidiaries in Sweden and abroad which subsidiaries are listed in Schedule 2.1.6 ("Subsidiary"), together the "VOAC Group".

           WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase all of the outstanding shares of VOAC ("VOAC Shares") and including subsidiary shares as described below constituting in the aggregate the worldwide hydraulic business conducted

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within the VOAC Group ("VOAC Business") for the purchase price and upon terms and conditions hereinafter set forth.

           WHEREAS, Buyer has certain affiliated entities ("Local Buyers") that will be acquiring prior to the Closing the shares of certain
Subsidiaries (as hereinafter defined).

           NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein the parties hereto agree as follows:

             ARTICLE I.  PURCHASE AND SALE OF VOAC SHARES

           1.1 Sale of VOAC Shares. Subject to the terms and conditions hereof, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, on the Closing Date (as defined in Section 5.1), the VOAC Shares.

           As conditions precedent for Buyer's obligation to purchase the VOAC Shares (any of which Buyer may waive in its sole discretion), Seller shall procure the following:

(i) with respect to the Subsidiaries located in the United States, United Kingdom and Finland, at any time after 1 January, 1996, but prior to the transaction envisaged in clause (ii) below, such Subsidiaries shall have distributed, as a dividend retained earnings to VOAC as set forth in Schedule 1.1; and

(ii)       with respect to each non-Swedish Subsidiary set forth in
Schedule 1.1, VOAC on a date not earlier than February 28, 1996 and not later than February 29, 1996, to be agreed with Buyer ("Date of Transfer") shall sell all of the shares of such Subsidiary to the Local Buyer set forth opposite to the name thereof in Schedule 1.1 and at the price stated therein.

The transactions referred to in clause (ii) above shall be made by means of executed agreements in the forms set forth in Appendix 1. Buyer shall procure that the respective Local

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Buyers of the Subsidiaries enter into such agreements ("Related Agreements")
and perform their obligations thereunder.

No transaction contemplated in this Article I shall be deemed to have been completed unless all transactions under this Article I are completed.

           1.2     Price and Payment Provisions. The following shall apply:

           1.2.1 Purchase Price and Payment. The purchase price for the VOAC Shares shall be the cash sum of SEK 1,099 million ("Purchase Price") which will be payable at Closing.

           1.2.2 General Method of Payment. The payment of the Purchase Price, and any other cash payments under this Agreement, shall be made to the receiving party: (i) by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient designated by it for such purpose; or (ii) upon the prior written request of the recipient, by delivery of one or more certified or official bank checks (in immediately available funds) drawn on a bank reasonably acceptable to the recipient and made payable to the order of the recipient.

           1.2.3   Base Balance Sheet. Attached hereto as Schedule 1.2.3
(i) is a consolidated balance sheet of the VOAC Group as at December 31, 1995 ("1.2.3 (i) Statement" or "Base Balance Sheet"). The Base Balance Sheet consists of the audited balance sheet of the VOAC Group and has been prepared on a basis consistent with prior consolidated balance sheets of the VOAC Group and in accordance with generally accepted Swedish accounting principles. The Base Balance Sheet includes all accruals normally made as of a year-end closing. Schedule 1.2.3 (ii) describes the accounting principles used to prepare the Base Balance Sheet ("VOAC's Accounting Principles"). The audit has been performed by independent accountants of Seller, and Coopers & Lybrand, on behalf of Buyer, have been permitted to observe the calculations made in connection with the preparation of the Base Balance Sheet and have had access to all workpapers of the Seller used in connection

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therewith. The aggregate net asset value of the VOAC Group ("Net Asset Value")
equal to the sum of the net equity reflected on the 1.2.3 (i) Statement, was kSEK 392,691.

           1.2.4 Currency. Whenever this Agreement requires or necessitates a conversion of (a) SEK into another currency or (b) a currency other than SEK into SEK, then such conversion shall be effected at the buying rate of such other currency against SEK, offered by Skandinaviska Enskilda Banken, Stockholm at the close of business on the banking day immediately preceding the Closing Date.

                   ARTICLE II.  REPRESENTATIONS AND WARRANTIES

           2.1     Representations and Warranties of Seller, Volvo and
Atlas Copco. Except in the case of representations and warranties made as of a specific date, which shall be deemed made as of such date, Seller, Volvo and Atlas Copco, jointly and severally, represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows:

           2.1.1   Corporate Status.

                   (a)   Seller. Seller is a corporation duly
organized and validly existing under the laws of Sweden and has the corporate power to own its properties and carry on its business as now being conducted.

                   (b) VOAC. VOAC is a corporation duly organized and validly existing under the laws of Sweden and has the corporate power to own its properties and carry on its business as now being conducted.

                   (c) Subsidiaries. Each of the Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own its properties and carry on its business as now being conducted.

           2.1.2 Share Capital. At the Closing, the share capital of VOAC will be SEK 50,000,000, consisting of 500,000 shares, par value SEK 100 per share and the share

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capital of each Subsidiary is as set forth at Schedule 2.1.2.
All of the shares of VOAC and of each Subsidiary are fully paid-up and validly issued and are not subject to any calls or assessments. At the Closing, there will be no declaration or payment of dividends outstanding and no commitments providing for the issuance of any additional shares of capital stock of VOAC or of Subsidiaries (with or without voting rights), or providing for the issuance of securities convertible into shares of capital stock or providing for the issuance of other securities.

           2.1.3 Title to Shares. At the Closing, (i) Seller will have good and marketable title to the VOAC Shares and to all of the rights afforded thereby, and (ii) VOAC will have, or will have transferred to a Local Buyer, good and marketable title to the shares of the Subsidiaries and to all of the rights afforded thereby, in each case free of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever.

           2.1.4 Authority. Seller and VOAC has the full corporate power and authority to enter into this Agreement and the Related Agreements, respectively, and the other documents contemplated hereby, and to transfer, assign and deliver the VOAC Shares and the shares of Subsidiaries, as the case may be, as provided in this Agreement, and such delivery will convey to Buyer and the Local Buyer good and marketable title to the Shares and the shares of Subsidiaries, as the case may be, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever.

           2.1.5   Financial Statements

                   (a) Seller has previously delivered to Buyer audited financial statements for VOAC for each of 1993 and 1994 fiscal years and unaudited financial statements as at September 30, 1995. Said financial statements were prepared by VOAC in accordance with VOAC's Accounting Principles and in accordance with generally accepted Swedish accounting principles ("god redovisningssed") and on a consistent basis and fairly present the financial condition and results of operations for each of such fiscal years/period.

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                   (b)   The Base Balance Sheet has been prepared in
accordance with VOAC's Accounting Principles and in accordance with generally accepted Swedish accounting principles and on a consistent basis with those of prior years and fairly presents the financial condition and results of operations of the VOAC Group at December 31, 1995.

           2.1.6   Subsidiaries. Prior to the transactions envisaged in
Section 1.1 (ii), VOAC has no subsidiaries other than those listed in
Schedule 2.1.6. With the exception of a 49% participation in Aqurat AB, VOAC does not directly or indirectly own any capital stock of or other equity interests in any other corporation, partnership, or other entity and VOAC is not a member of or a participant in any partnership, joint venture or similar enterprise. The Subsidiaries do not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, or other entity and are not members of or participants in any partnership, joint venture or similar enterprise.

           2.1.7 Actions Since October 1, 1995. Since October 1, 1995, except as set forth in or contemplated by Schedule 2.1.7 or this Agreement, neither VOAC nor any Subsidiary nor Seller with respect to any of them, has:

                   (a) incurred any material obligation or material liability or entered into any material transaction, in each case other than in the ordinary course of business;

                   (b) satisfied or discharged any material lien, or paid any material obligation or material liability other than current liabilities included in the Base Balance Sheet or notes thereto or in the ordinary course of business;

                   (c) made any general wage or salary increase or any increase in compensation payable or to become payable to any officers or management employees, or entered into any employment contract with any officer or key salaried employee except as has been made available to Buyer under Section 2.1.20;

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                   (d)   declared payment of any dividends except
dividends declared and paid as set forth in Schedule 1.1;

                   (e) permitted or allowed any real or personal property to be mortgaged, pledged, charged or subjected to lien or other encumbrance, except for any Permitted Liens as defined in Section 2.1.11;

                   (f) sold or transferred any of its assets or prepaid or cancelled any debts or claims, except in each case in the ordinary course of business;

                   (g) sold, assigned or granted rights under any patent, trade name, trademark or copyright, or any application therefor, or any trade secrets or designs for any products currently manufactured or marketed by the VOAC Group or any other Proprietary Property as defined in
Section 2.1.8 below;

                   (h)   knowingly waived any rights of material value;

                   (i) acquired, or entered into negotiations to acquire, any other business or entered into any licensing arrangement or joint venture;

                   (j)   become involved in or, to the best of
Seller's knowledge, been threatened with any labor dispute which has had or could have a material effect on the VOAC Business or its financial condition; or

                   (k) suffered any damage or destruction, whether or not covered by insurance, materially and adversely affecting the VOAC Business or its properties.

           2.1.8 Proprietary Property. As used in the conduct of the VOAC Business, Schedule 2.1.8 contains a complete and correct list of (i) each patent, patent application, registered copyright and applications therefor, registered trademark and applications therefor, registered trade name and design owned by Seller, VOAC or any Subsidiary (including application and expiration dates), and (ii) each license or other

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agreement relating thereto or relating to any other proprietary property
(the foregoing, together with all know-how or trade secrets of Seller, VOAC or any Subsidiary, the "Proprietary Property"). After the Closing, Seller will, at its cost, transfer, or cause the transfer of title to the Proprietary Property (not already owned by VOAC or a Subsidiary) as soon as possible to VOAC, Parker Intangibles, Inc. or other entity designated by Buyer. All maintenance and renewal fees due and payable prior to the Closing Date will have been paid with respect to the Proprietary Property and all Proprietary Property will be maintained on the Closing Date. The Proprietary Property constitutes all the proprietary property used in the conduct of the VOAC Business. Neither VOAC nor any Subsidiary will be a party to any agreement by which it is granted a license or by which it grants a license on Proprietary Property owned by it or by which it agrees to maintain the secrecy or confidentiality of any Proprietary Property, except as set forth in Schedule
2.1.8. None of the Proprietary Property is subject to any pending or, to the best of Seller's knowledge, threatened challenge nor has Seller, VOAC nor any Subsidiary received any notice or otherwise know that the foregoing are invalid or that the Proprietary Property or any products or services made, sold or used in connection with the VOAC Business conflict with or infringe the asserted rights of others except as set forth on Schedule 2.1.15. Neither Seller, VOAC nor any Subsidiary has knowledge that any third party is infringing any Proprietary Property rights of Seller, VOAC or any Subsidiary.

           2.1.9 Real Property; Leases of Real Property. Schedule 2.1.9 contains a description of all real property owned by Seller, VOAC or any Subsidiary relating to the VOAC Business ("Owned Real Property") or leased by them ("Leased Real Property") (the Owned Real Property and the Leased Real Property collectively herein the "Real Property"). Except as set forth in
Schedule 2.1.9, neither Seller nor VOAC nor any Subsidiary are party to any leases of real property relating to the VOAC Business. Except as set forth in
Schedule 2.1.9, VOAC and the Subsidiaries have all material easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Real Property.

           2.1.10 Personal Property. Seller has made available to Buyer in reasonable detail accurate and adequate information regarding the personal property of the VOAC

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Business ("Personal Property") and such Personal Property constitutes all of the personal property material to their operations and necessary for the conduct of such business.

           2.1.11  Title to Property. Except as set forth in Schedule
2.1.11, as of the Closing or Date of Transfer, as the case may be, each of VOAC and the relevant Subsidiary will have good and marketable title to all Owned Real Property, Personal Property and Proprietary Property purported to be owned by it, subject to no mortgages, liens, pledges, security interests, or charges of any kind, except Permitted Liens. As used in this Agreement, the term "Permitted Lien" shall mean, collectively, liens for current taxes or assessments not delinquent, builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier liens, or other similar liens arising and continuing in the ordinary course of business for obligations which are not delinquent or which do not materially affect the value of the property or the usefulness thereof to the VOAC Business. Insofar as any property or asset of the VOAC Business is owned by an entity other than VOAC or a Subsidiary, then unless otherwise provided herein as at Closing or the Date of Transfer effective title thereto shall have been transferred to VOAC or any Subsidiary without consideration.

           2.1.12  Contracts and Commitments. Except as set forth on
Schedule 2.1.12, neither Seller, as it pertains to the VOAC Business, nor VOAC nor any Subsidiary, will be a party to or bound by any written or oral:

                   (a) contract not made in the ordinary course of business;

                   (b) employment termination or severance agreement (excluding termination in accordance with local law and collective bargaining agreements or other labor agreements), or expatriate or other employment agreement or consulting or personal services agreement which has an aggregate future liability in excess of SEK 200,000 (or the foreign currency equivalent thereof determined at the exchange rate prevailing on the date hereof);


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                   (c)   non-competition or secrecy agreement or any
other agreement which materially restricts the use or exploitation or the carrying on of the VOAC Business as conducted on the date hereof;

                   (d) any other lease than listed in Schedule 2.1.9 with respect to any Real or Personal Property, whether as lessor or lessee, which is material to the carrying on of the VOAC Business;

                   (e) dealership, manufacturer's representative, distributor, or agency agreement terminable only upon notice of more than twelve months;

                   (f)   contract or commitment for capital
expenditures involving estimated total future payments in excess of SEK 600,000 (or the foreign currency equivalent thereof determined at the exchange rate prevailing on the date hereof);

                   (g) contract, agreement or understanding (non cancellable for a period of more than one year) for the sale of any product subject to special pricing agreements showing customer anticipated annual sales volumes and accompanying gross margins exceeding SEK 300,000 with less than a ten percent (10%) gross margin;

                   (h) order or contract for purchase or sale of products, materials, supplies, or services, in any case which is for a period of over six months or which will involve payments in excess of SEK 300,000 (or the foreign currency equivalent thereof determined at the exchange rate prevailing on the date hereof) on an annual basis not made in the ordinary course of business;

                   (i)   partnership or joint venture agreement;

                   (j) mortgage, pledge, charge, factoring agreement or other similar agreement, not made in the ordinary course of business other than Permitted Liens;

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                   (k)   agreement, contract or other instrument under
which VOAC or a Subsidiary has borrowed any money long term from, or issued any note, bond, debenture or other evidence of indebtedness to, any person and not in the ordinary course of business;

                   (l) any material agreement, contract or other instrument under which (i) any person has directly or indirectly guaranteed any indebtedness, liability or obligation of VOAC or any Subsidiary or (ii) VOAC or any Subsidiary has directly or indirectly guaranteed any indebtedness, liability or obligation of any person (in each case, other than endorsements for the purpose of collection in the ordinary course of business or product warranties);

                   (m) agreement, contract or other instrument, other than those already listed on Schedule 2.1.12, under which VOAC or any Subsidiary has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any person in excess of SEK 300,000 (or the foreign currency equivalent thereof determined at the exchange rate prevailing on the date hereof) and for a period in excess of six months;

                   (n)   agreement or instrument, providing for
indemnification (i) of any person with respect to the transfer of the VOAC Shares or (ii) by VOAC or any Subsidiary, respectively, with respect to breaches of representations and warranties, litigation, environmental liabilities or other business risks or losses, excluding standard provisions in contracts for sale and purchase of products; or

                   (o) agreement which will, to the best of Seller's knowledge, be terminated by a party thereto as a result of the transactions contemplated in this Agreement and which, if terminated by the other party, would have a material adverse effect on the business operations or financial condition of the VOAC Business.

           2.1.13 Inventory. At the Closing the inventory of the VOAC Business will meet all the specifications for such inventories as described in their product sales documentation and will consist of usable items which, as to the quality and quantity, are

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saleable in the normal course of business other than those items for which provisions have been made in accordance with VOAC's Accounting Principles and in accordance with gene-rally accepted Swedish accounting principles. Inventory will be valued at the lower of cost or market and will be reflected on the books in accordance with VOAC's Accounting Principles.

           2.1.14 Powers of Attorney; Bank Accounts. Schedule 2.1.14 sets forth the name of each person, corporation, firm, association or business entity holding a proxy, general or special power of attorney, or other similar instrument from VOAC and any Subsidiary. Schedule 2.1.14 sets forth a brief description of each bank or other financial institution at which VOAC and the Subsidiaries have an account and the names of all persons having signature authority over any such account.

           2.1.15 Litigation. Except as set forth on Schedule 2.1.15, there is no action, suit, inquiry, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against the VOAC Business or against its property or assets except for claims made by customers in the ordinary course of business. Except as set forth on Schedule 2.1.15, neither Seller, VOAC nor a Subsidiary, respectively, has received notice that the VOAC Business is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on the VOAC Business.

           2.1.16 No Broker. Seller knows no broker, finder or financial advisor who is acting or has acted in its behalf, or of any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from Seller in connection with the transactions contemplated by this Agreement and the Related Agreements.

           2.1.17  Governmental Permits; Compliance with Laws.

                   (a) Except as set forth in Schedule 2.1.17(a), to the best of Seller's knowledge, each of the permits, licenses, franchises and authorizations necessary to the conduct of the VOAC Business as heretofore conducted is in full force and effect. At the Closing or Date of Transfer, as the case may be, VOAC and the Subsidiaries will hold all material governmental or regulatory permits, licenses, franchises and authorizations of all

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Governmental Entities (as defined in Section 4.3.1) which are required for their business as currently being conducted. To the best of Seller's knowledge, (i) no notices have been received by VOAC or the Subsidiaries relating to termination or cancellation, and (ii) there is no violation of the material terms and conditions, of any such permits, licenses or authorizations. Except as disclosed on Schedule 2.1.17(a), to the best of Seller's knowledge, VOAC and each Subsidiary has been and is in all respects in compliance with all laws, regulations, orders and permits of all Governmental Entities applicable to them (including, without limitation, those relating to antitrust and trade regulation, health and safety, labor, employment, and zoning and building codes). Neither Seller, VOAC nor any Subsidiary has received any complaint, citation or notice of violation with respect to their business from any Governmental Entity and, to the best of their knowledge, none is threatened, alleging that they have violated any such laws with respect to their business.

                   (b) Except as set forth in Schedule 2.1.17(b), since January 1, 1993: (i) none of Seller, VOAC, nor a Subsidiary or any of their officers, agents or employees have received any written communication from a Governmental Entity that alleges that VOAC or a Subsidiary is not in compliance in any material respect with any Environmental Laws (as defined below), and neither Seller, VOAC or any Subsidiary is aware of any circumstances which might give rise to such notice, order or other communication being received or of any intention on the part of any Governmental Entity to give any such notice; (ii) VOAC and each Subsidiary holds, and each is in compliance with, all permits, licenses, consents and governmental or municipal or other local authorizations required for each of them to conduct their business under the Environmental Laws ("Environmental Permits") in the manner in which such business is now conducted, and to the best of their knowledge are in compliance with all Environmental Laws, with all relevant codes of practice or guidance, notes, standards and other advisory material issued by any Governmental Entity; (iii) neither Seller, VOAC or any Subsidiary has knowledge of any environmental reports other than those set forth in Schedule 2.1.17(b); and (iv) neither VOAC nor any Subsidiary have entered into or agreed to any court decree or order and are not subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup of Contaminants under any Environmental Law. Except as set forth in Schedule 2.1.17(b) neither Seller, VOAC nor any Subsidiary has knowledge of any currently existing or potential environmental liabilities arising from any activities or operations of VOAC or any Subsidiary or the state or condition of any properties now or formerly owned or occupied by them or any facilities now or formerly used by them. To the best knowledge of Seller, VOAC or each Subsidiary, no Real Property is situated in proximity to other land the condition of which is such that it could give rise, in relation to any Real Property, to any environmental liabilities. As used in this Agreement, the term "Environmental Laws" means any and all applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances, permissions, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, in each case as in effect on the date hereof, relating to the environment, preservation or reclamation of natural resources, or to the management of Releases (as hereinafter defined) or threatened Releases of Contaminants or noxious odor. As used in this Agreement, the term "Contaminants" means those substances that are regulated by, or form the basis of, liability under any Environmental Law, including asbestos, polychlorinated biphenyls, Hazardous Materials, pollutants and solid wastes.
As used in this Agreement, the term "Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law. As used in this Agreement, the term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Contaminant in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, workplace, or structure).

                   (c) Schedule 2.1.17(c) contains to the best of Seller's, VOAC's or any Subsidiary's knowledge: (i) a description of all Hazardous Materials (i.e. acids, alcalics, cutting oils etc.) used or generated by VOAC or each Subsidiary incident to the manufacture of VOAC's products; (ii) a description of the past and present waste disposal practices of the VOAC Business, including the names and addresses of owners or operators of each location to which wastes were sent for treatment, storage or disposal; (iii) copies of the results of any environmental or safety inspections of the VOAC Business facilities within the last three (3) years;
(iv) copies of all former and pending safety or environmental citations or citations by authorities received by Seller, VOAC or each Subsidiary; (v) copies of all forms filed by VOAC or any Subsidiary which contain safety records and procedures at its facilities; (vi) a list and description of the location of all underground tanks, sumps or pits on the Real Property; and (vii) copies of any analysis of all Releases at VOAC Business facilities for the last three
(3) years. Any environmental conditions disclosed in any Schedule hereto, and any other environmental condition hereafter identified by Buyer, Seller, VOAC, a Subsidiary or any Governmental Entity that arises in whole or in part from facts or circumstances dating prior to the Closing, is herein referred to as an "Environmental Condition".

           2.1.18  Workers' Injuries. Except as set forth on
Schedule 2.1.18, there are no pending or, to the best of Seller's or VOAC's knowledge or to the best of the relevant Subsidiary's knowledge, threatened claims by employees for compensation for any injury, disability or illness arising out of their employment.

           2.1.19 Trade Union Activity. Except as set forth in Schedule 2.1.19, there has not been during the last three years, nor is there currently pending or, to the best of Seller's or VOAC's knowledge or to the best of the relevant Subsidiary's knowledge, threatened, any strike or work stoppage.

           2.1.20 Employees; Employee Benefits. Seller has made available to Buyer (i) the names, current annual earnings and rates of pay of each of the current employees of the VOAC Business as of December 31, 1995, (ii) any general increase, since July 1, 1995, in the rate of compensation paid to their salaried and hourly employees; and (iii) at December 31, 1995, all outstanding loans and advances (other than routine travel advances) made in the VOAC Business to any employee of them and the current status thereof. All employee benefits, in cash or in kind, provided to employees of the VOAC Business have been made available to Buyer (collectively "Benefit Plans"). Except for retirement plans which are shown as a specific line item on the Base Balance Sheet, Seller has made available to Buyer details of all other pension or retirement benefits beyond mandatory Swedish (or other relevant country) statutory or regulatory obligations, bonus, profit sharing, stock purchase or stock option plans, or company savings plans or employee funds of the VOAC Business. The

VOAC Business is in compliance in all material respects with all statutory or regulatory requirements with respect to their employees.

           2.1.21 Sales Volume; Adverse Trends. Except as fully and accurately disclosed in Schedule 2.1.21, as of the date hereof Seller or VOAC does not know of any fact which will lead to a loss of the benefit of any relationship with any suppliers or customers which loss would have a material adverse effect on the VOAC Business.

           2.1.22  Taxes.

                   (a) In respect of the VOAC Business, Seller, VOAC and each Subsidiary have filed with the appropriate governmental entities all tax returns and tax reports required to be filed in respect of their activities and have either paid or accrued all taxes shown or claimed to be due thereon. Neither Seller, VOAC, nor a Subsidiary is a party to any agreement for the extension of time for the assessment or payment of taxes in respect of their activities. Neither Seller, VOAC nor any Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and none have received notice of any claim for such assessment and collection of taxes in respect of their activities. Neither, Seller, VOAC nor a Subsidiary has liabilities, contingent or otherwise, for any taxes except as provided in the Base Balance Sheet.

                   (b) For purposes hereof, "taxes" shall mean all income, capital, net worth, trade, withholding, value added, real and personal property, sales and use, and other taxes, all other official charges, duties and impositions of any kind, as well as social security or equivalent contributions or duties payable by employers.

                   (c) Seller agrees to reimburse Buyer on the basis of the tax laws as in force on the date hereof, for any taxes, interest or penalties assessed by any governmental agency for any tax that has not been properly paid or provided for and which relates to any period up to and including the Closing Date or the Date of Transfer, as the case may be, but excluding any tax assessed on VOAC or any Subsidiary solely as a consequence of that Subsidiary being transferred under a Related Agreement. Seller agrees with Buyer that

Seller have the sole and exclusive right for dealing with tax authorities on any and all issues which arise during any tax audit or investigation, for which Seller has an obligation to reimburse Buyer. Buyer and/or Local Buyers will use their best efforts to minimize any liability that Seller may incur, including producing any and all necessary records and documents. Buyer will give 60 days notice of any potential liability or audit or investigation. Seller will have the right, at its own expense, to contest with appropriate authorities, as permitted by law within the respective jurisdiction, any audit finding with which they disagree and for which they are liable under this Section 2.1.22.

           2.1.23 Restrictions and Consents. Except as set forth in this Agreement or in the Schedules, including Schedule 2.1.23, neither the execution or delivery of this Agreement, the Related Agreements and the other documents contemplated hereby or thereby nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any court order, consent decree, agreement or permit to which VOAC or a Subsidiary, is subject or a party, or constitute a default thereunder, or result in the creation of any lien, claim or encumbrance upon the assets of the VOAC Business or any of its contracts, assets or business.

           2.1.24 Compliance With Laws. Except as set forth on Schedule 2.1.24, Seller, VOAC, and the Subsidiaries are in compliance with all requirements under applicable worker co-determination or equivalent laws in respect of the transactions envisaged by this Agreement or generally.

           2.1.25 No Claims. Any claims by Seller against VOAC or any Subsidiary will be recorded on VOAC's books as at the Closing Date.

           2.1.26 Discharge from Liability. For all full financial years of VOAC and each Subsidiary, the Board of Directors have been granted discharge from liability at the Annual Shareholders Meeting and all auditors reports in relation thereto have been subject to no qualification.

           2.1.27 Accuracy of Statements. None of the information contained in the representations, warranties or covenants set forth in this Agreement, in the Schedules or in any of the certificates, lists, documents, exhibits or other instruments delivered or to be delivered to the Buyer as contemplated by any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, and when taken together, not misleading. All documents provided to Buyer are true, complete and correct copies of the documents they purport to represent.

           2.1.28 Binding Effect. This Agreement, and the Related Agreements, are valid, binding and legal obligations of Seller, Volvo and Atlas Copco, and of VOAC, respectively, enforceable against each of them in accordance with their terms.

           2.1.29 Backlog. At December 31, 1995, the backlog of unshipped orders of the VOAC Business amounted to approximately SEK 342,7 million compared to approximately SEK 259,3 million at December 31, 1994.

           2.1.30 Accounts Receivable. The accounts receivable of the VOAC Business shown on the Base Balance Sheet, or obtained since that date, represents bonafide claims against the account debtors for sales, services or other charges, are collectible at the aggregate recorded amounts thereof (less stated reserves for uncollectible accounts, accounts set forth in Schedule 2.1.30 and accounts receivable collected since December 31, 1995) and are not, to the best of Seller's, VOAC's or any Subsidiary's knowledge, subject to any counterclaim, set-off, credit or adjustment whatsoever, except as described in Schedule 2.1.15.

           2.1.31 Insurance. Set forth in Schedule 2.1.31 is a list of all policies of liability, including product liability, fire, automobile, property, business interruption and other forms of insurance covering the VOAC Business, all of which are valid and enforceable and in full force and effect.

           2.1.32 Seller's Knowledge. Seller and its representatives are not aware of any facts or circumstances that would constitute a breach of any representations and warranties and covenants made hereunder by Seller, Volvo and Atlas Copco.

           2.1.33 VOAC Engineering GmbH. The representations and warranties set forth in this Section 2.1 are true and correct as to any subsidiary, including VOAC Engineering GmbH, or other entity controlled by any Subsidiary,.

           2.2 Representations and Warranties of Buyer. Except in the case of representations and warranties made as of a specific date, which shall be deemed made as of such date, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

           2.2.1 Corporate Status. Buyer is a corporation duly organized and validly existing under the laws of Sweden, and has the corporate power to own its properties and to carry on its business as now being conducted.

           2.2.2 No Broker. Buyer does not know of any broker, finder or financial advisor acting or who has acted in its behalf, or of any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from any party other than Buyer in connection with the transactions contemplated by this Agreement, other than Lennart Brag acting through S.E.P. Normart. Buyer will be responsible to pay such fee.

           2.2.3 Restrictions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any court order, consent decree, agreement or permit to which Buyer is subject or a party, or constitute a default thereunder, or result in the creation of any lien, claim or incumbrance upon the assets of Buyer or violate any of the provisions of the charter documents of Buyer.

           2.2.4 No Lawsuits; Consents. There is no lawsuit, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer or the Local Buyers which might prevent the consummation of any of the transactions contemplated by this Agreement and the Related Agreements, and no approval or authorization of any governmental authority (except cartel notification described in Section 4.3.1 below) or of any third party on the part of Buyer or any Local Buyer is required in connection with the execution and delivery of this Agreement or any instruments contemplated hereby or the consummation of any of the transactions contemplated hereby.

           2.2.5   Execution and Effect of Agreement. Buyer, Parker
Hannifin Corporation and each Local Buyer has the full corporate power and authority to enter into this Agreement and the respective Related Agreement. The execution and delivery of this Agreement and each Related Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the necessary corporate action of Buyer and Local Buyers, as the case may be.

           2.2.6 Financial Capacity. Buyer has adequate financial resources to complete the acquisition contemplated hereby and pay the purchase price, and the commitments of Buyer hereunder are not subject to obtaining bank financing.

           2.2.7 Compliance With Laws. Except as set forth on Schedule 2.2.7, Buyer is in compliance with all requirements under applicable worker co-determination or equivalent laws in respect of the transactions envisaged by this Agreement or generally.

           2.2.8 Accuracy of Statements. None of the information contained in the representations, warranties or covenants set forth in this Agreement, in the Schedules or in any of the certificates, lists, documents, exhibits or other instruments delivered or to be delivered to Seller as contemplated by any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, and when taken together, not misleading. All documents provided to Seller are true, complete and correct copies of the documents they purport to represent.

           2.2.9 Parent. Parker Hannifin Corporation owns 100 percent of the shares of Buyer and by its signature below hereby guarantees the performance by Buyer and the Local Buyers of their respective obligations hereunder and under the respective Related Agreements.

           2.2.10  Binding Effect. This Agreement and the Related
Agreements are valid, legal and binding obligations of Buyer and the Local Buyers, respectively, enforceable against them in accordance with their terms.

           2.2.11 Buyer's Knowledge. Buyer and its representatives are not aware of any facts or circumstances that would constitute a breach of any representations and warranties and covenants made hereunder by Buyer.

                      ARTICLE III.  COVENANTS

           3.1 Covenants of Seller. Seller hereby covenants and agrees that:

           3.1.1 Access to Information. From November 16, 1995 to the Closing Date, authorized representatives of Buyer (including Buyer's employees, counsel, accountants and other advisors) shall have access, during normal business hours and in such reasonable manner as to avoid unnecessary disruption to the conduct of business, to all personnel, properties, books, records, contracts and documents of VOAC and each Subsidiary. Seller will furnish to Buyer all information with respect to the affairs and business of VOAC and each Subsidiary which Buyer may reasonably request, including, without limitation, requisite information with respect to intercompany pricing.

           3.1.2 Business in Ordinary Course. From November 16, 1995 to the Closing Date or the Date of Transfer, as the case may be, Seller will carry on the operations of the VOAC Business in the ordinary and normal course in substantially the same manner as heretofore conducted, except as otherwise provided herein, and shall notify Buyer immediately of any changes or deviations from the ordinary and normal course of business. In particular, but without limitation, Seller shall cause the VOAC Business to maintain adequate levels of inventory, and to manage their sales and the backlog of orders in accordance with past practice.

           3.1.3 Maintain Properties. From November 16, 1995 to the Closing Date or the Date of Transfer, as the case may be, Seller shall, and shall cause VOAC and each Subsidiary to, maintain and keep its plants and equipment in as good repair, working order and condition as at present, except for ordinary wear and tear and damage due to casualty.

           3.1.4 Maintain Net Asset Value. Seller shall cause the VOAC Business to have, at the Closing Date a Net Asset Value at least equal to kSEK 392,691.

           3.1.5 Perform Contracts. Between November 16, 1995 and the Closing Date or the Date of Transfer, as the case may be, except to the extent performance would prove commercially unreasonable, and in such event after prior consultation with Buyer, Seller shall, and shall cause VOAC and each Subsidiary to, perform in all material respects obligations to be performed under all the contracts, leases and documents relating to their properties and business.

           3.1.6 Maintain Organization. Between November 16, 1995 and the Closing Date or the Date of Transfer, as the case may be, Seller shall, and shall cause VOAC and each Subsidiary to, use commercially reasonable efforts to maintain and preserve their business organization intact, retain their present key officers and employees except the resignation referred to in Section 7.12, maintain their relationships with suppliers and customers and maintain the goodwill of the VOAC Business.

           3.1.7 Prohibited Actions. Between the date hereof and the Closing Date, Seller will not undertake any of the acts described in Sections 2.1.7(a) through (k) without the prior written consent of Buyer, which will not be unreasonably withheld.

           3.1.8 No Solicitation of Acquisition Offers. Between November 16, 1995 and the Closing Date Seller shall refrain, either directly or indirectly, from soliciting offers from third parties to acquire the VOAC Business, and from offering the VOAC Business, as an acquisition candidate to any person, firm, group or corporation other than Buyer. Further, Seller shall not provide, subject to existing contracts or as may be required by law, to any party other than to Buyer access to VOAC's or each Subsidiary's properties, books, records, financial statements, contracts and documents of the VOAC Business.

           3.1.9 Non-Competition. For a period of three (3) years from the Closing, Seller, Volvo or Atlas Copco and each of their subsidiaries and affiliates (collectively "Volvo/Atlas Copco Group") shall not, directly or indirectly engage anywhere throughout the world in: (i) developing, producing or marketing goods or services competitive with the products manufactured, or in the design stage, in the VOAC Business as of Closing; or (ii) assisting any person in any way to do, or attempt to do, anything prohibited by (i) above. Persons or entities engaged in such competitive activities are referred to herein as a "Competing Enterprise", provided, however, that should the Volvo/Atlas Copco Group within the next three year period as part of an acquisition of some other business become owner of a Competing Enterprise, then the Volvo/Atlas Copco Group shall agree to negotiate in good faith exclusively with Buyer in the first instance the sale of the Competing Enterprise, taking into account the reasonable commercial facts and circumstances at that time.

           3.1.10 Intercompany Accounts. At the Closing hereunder all intercompany accounts involving the VOAC Business will be reconciled with no items in dispute.

           3.1.11 Accounts Related Parties. At the Closing, trade accounts between VOAC and any Subsidiaries, on the one hand, and any of Seller, Volvo or Atlas Copco, on the other hand, will be settled within 60 days of Closing and any financial accounts between such parties will have been settled.

           3.1.12 Adjustment of Accounts. Prior to Closing, Seller will cause VOAC to make an entry in its accounts to reflect the net favorable volume variance of kSEK 2,199 thereby reducing the value of the inventory and the profits in its accounts. Further, Seller will cause VOAC not to record any adjustment for the over-accruals relating to social costs (kSEK 260) and pension liabilities (kSEK 176).

           3.2 Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

           3.2.1 Publicity. Seller and Buyer agree that, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that Buyer and Seller may make internal announcements to their respective employees that are consistent with the parties' public disclosures regarding the transactions contemplated hereby.

           3.2.2 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause each of the conditions to Closing to be timely fulfilled and the Closing to occur.

           3.2.3 Shared Services . Atlas Copco, Volvo and Seller and Buyer will allow involved affiliates the right to continue to share the services set forth in Schedule 3.2.3. The costs and terms of such sharing arrangements will be borne by each party as heretofore or as otherwise mutually agreed. Termination of or changes in such sharing arrangements can be made by either party as provided in Schedule 3.2.3.

           3.3 Covenants of Buyer. Buyer covenants and agrees as follows:

           3.3.1 Guarantees. As to Seller's, Atlas Copco's or Volvo's guarantees referred to in subsection (n) of Schedule 2.1.12, Buyer will undertake to replace or substitute such guarantees as of the Closing Date.

           3.3.2 Environmental Permit. With respect to the matters covered by that certain permit held by Volvo dated 23 November 1993 by Koncessionsnamnden for miljoskydd, Buyer shall cause VOAC to apply, as soon as reasonably possible after Closing, for a permit in VOAC's name. Until such permit shall have been obtained, VOAC shall be entitled to benefit from and operate under Volvo's aforesaid permit on the terms and conditions currently applying between the parties.

           3.3.3 Name Change. Buyer shall procure that any affected entity within the VOAC Group shall cause the word "Volvo" to be deleted from its corporate name without undue delay after Closing.

                       ARTICLE IV.  CONDITIONS

           4.1 Conditions to Obligations of Buyer. The obligations of Buyer to complete the purchase of the VOAC Shares on the Closing Date and to cause the relevant Local Buyers to fulfill their respective obligations under the relevant Related Agreements on the Date of Transfer are subject to the following conditions:

           4.1.1 Representations and Warranties True and Correct. The representations and warranties made in section 2.1. of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such date).

           4.1.2 Compliance with Agreement. Seller and VOAC shall have performed and complied in all material respects with all of their obligations under this Agreement and the Related Agreements at or before the Closing Date, unless otherwise expressly provided hereunder.

           4.1.3 No Adverse Change. Seller has disclosed to Buyer any adverse changes in the shipping or order levels, businesses, properties, assets or financial condition of the VOAC Business since the date of the Base Balance Sheet.

           4.1.4 No Litigation. No litigation, proceeding, investigation or action shall be pending or threatened to enjoin or prevent the consummation of the sale of the

VOAC Business or to obtain damages or other relief by reason of such consummation, or involving the VOAC Business or any of the properties owned or leased by the VOAC Business which is likely to result in any material adverse change in the VOAC Business, apart from the pending cases set forth in Schedule 2.1.15.

           The conditions contained in this Section 4.1 are for the benefit of Buyer and may be waived in whole or in part by Buyer.

           4.2 Conditions to Obligations of Seller. The obligations of Seller and VOAC to complete the transactions contemplated hereby and by the Related Agreements prior or to on the Closing Date are subject to the following conditions:

           4.2.1 Representations and Warranties True and Correct. The representations and warranties made in Section 2.2 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct as of such date).

           4.2.2 Compliance with Agreement. Buyer and Local Buyers shall have performed and complied in all material respects with all of their obligations under this Agreement and the Related Agreements at or before the Closing Date.

           4.2.3 No Litigation. No litigation, proceeding, investigation or action shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Related Agreements or to obtain damages or other relief by reason of such consummation.

           The conditions contained in this Section 4.2 are for the benefit of Seller and may be waived in whole or in part by Seller.

           4.3     Mutual Conditions.

           4.3.1 No Regulatory Impediment. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any court, administrative agency, cartel office or commission or other organ of a country where the VOAC Business is conducted or the European Union or any instrumentality or organ thereof ("Governmental Entity or Entities") or other legal restraint or prohibition preventing the purchase and sale of the VOAC Shares or the shares of the Subsidiary shall be in effect.

           4.3.2 Governmental Consents. All consents of Governmental Entities required to consummate this Agreement or any of the Related Agreements shall have been obtained.

                       ARTICLE V.  CLOSING

           5.1 Closing. The Closing hereunder ("Closing") shall take place as of February 29, 1996 at the offices of Rydin & Carlsten Advokatbyra AB, Norrmalmstorg 1, S-111 87 Stockholm, Sweden, at 10 am, or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller ("Closing Date").

           5.2     Deliveries.

           5.2.1 Seller's Deliveries. Seller at its expense shall deliver, or shall cause to be delivered, to Buyer or the respective Local Buyer and procure the following:

                   Prior to Closing on Date of Transfer

                   (a)   Executed counterparts of each of the Related
Agreements.

                   (b) Duly endorsed certificates representing all of the shares transferred under the Related Agreements.

                   At the Closing:

                   (a) Duly endorsed certificates representing all of the VOAC Shares.

                   (b) A certificate dated the Closing Date signed by a duly authorized officer of Seller to the effect set forth in Sections 4.1.1, 4.1.2 and 4.1.4.

                   (c) A certificate dated the Closing Date of a duly authorized officer of each of Seller, Volvo and Atlas Copco setting forth certification of incumbency of signatory officers and the resolutions of the Board of Directors of Seller, VOAC, Volvo and Atlas Copco, respectively, authorizing the execution and delivery of this Agreement, the Related Agreements, and all other documents contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

                   (d)   The stockholder register of VOAC.

                   As Post-Closing Items:

                   (e)   The location of all minutes of all
meetings of shareholders and directors of VOAC and of each of the Subsidiaries held since their formation.

                   (f) Satisfactory evidence of the registration of title to the Owned Real Property in the name of VOAC or of the relevant Subsidiary to be accomplished on or after the Closing Date.

                   (g) All stock powers, certificates, instruments of conveyance, bills of sale, schedules, exhibits, statements and other documents necessary or appropriate under this Agreement and the Related Agreements.

                   (h) Transfer of signature powers to all of the VOAC Business bank accounts listed in Schedule 2.1.14.

           5.2.2 Buyer's Deliveries. Buyer shall at its expense deliver, or shall cause to be delivered, to Seller the following:

                   Prior to Closing or Date of Transfer

   Executed counterparts of each of the Related Agreements.

                   At the Closing


                   (a) The payment of the Purchase Price as set forth in Section 1.2.2.

                   (b) A certificate dated the Closing Date of the duly authorized officer of Buyer to the effect set forth in Sections 4.2.1,
4.2.2 and 4.2.3.

                   (c)   Incumbency certificates with respect to
signatory officers, certified copies of the resolutions of the Board of Directors of Buyer and Parker Hannifin Corporation authorizing the execution and delivery of this Agreement, the Related Agreements and all other documents contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

                    ARTICLE VI.  INDEMNIFICATION

           6.1(a) Falkoping Site. Without prejudice to their other obligations and undertakings under this Agreement, Seller, Volvo and Atlas Copco jointly and severally agree, for a period of two (2) years from Closing, to retain liability with respect to the environmental matters set forth on Schedule 6.1(a). Buyer will not unilaterally investigate or notify such environmental matters unless required by law, and will only do so if required by official authorities. If such investigation is required, the parties shall then proceed as set forth in subsections (a) through (e) of
Section 6.6. Seller, Volvo and Atlas Copco shall pay for the investigation, clean-up, testing and other expenses incurred. Such expenses shall be paid on a Krona for Krona basis and shall not be subject to the SEK 50 million cumulative requirement set forth in Section 6.1(b).

           6.1(b)  Indemnification by Seller, Volvo and Atlas Copco.
Seller, Volvo and Atlas Copco jointly and severally agree to indemnify and hold the Buyer and Local Buyers under the Related Agreements (including officers, directors, agents, representatives, and employees) harmless from and against any and all liabilities, obligations, damages (excluding, however, consequential damages) deficiencies, losses, claims, actions, suits, proceedings, judgments, demands, costs, penalties, and expenses (including reasonable attorneys' fees) suffered or incurred by Buyer, VOAC or any Subsidiary and resulting from (i) any breach of representation or warranty contained herein, in any Related Agreement or in any certificate delivered pursuant hereto, (ii) any Environmental Condition, or (iii) any breach of covenant on the part of Seller; provided, however, that Seller, Volvo and Atlas Copco shall not have any liability under clause (i) and clause (ii) above, except with respect to the Known Environmental Conditions set forth in Schedule 6.1.(a), after the period of time described in Section 6.4, nor unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which they would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to SEK 50 million (or the foreign currency equivalent thereof determined at the exchange rate prevailing on the date thereof) and they shall thereafter indemnify all claims in their entirety on a Krona for Krona basis. The maximum aggregate amount of liability under this
Article VI and an agreement made on February 29, 1996 among Parker Hannifin Corporation, Seller, Volvo and Atlas Copco shall not exceed the Purchase Price. Any liability under clause (ii) above not known by Seller, Volvo or Atlas Copco (either by notification by Buyer or otherwise) within seven (7) years of the Closing Date shall cease.

           6.1(c) Additional Indemnification. (1) Seller, Volvo and Atlas Copco jointly and severally agree, subject to no monetary threshold or amount, to indemnify and hold harmless Buyer from and against any and all costs, liabilities and claims arising from (i) the resignation or removal from office, as such, within 90 days of Closing, of Directors holding office at or prior to Closing in VOAC , (ii) the failure by Seller to demonstrate the possession by VOAC on the Closing Date of all mortgage deeds relating to the Owned Real Estate designated Ingenjoren 1 in Falkoping.

             (2) Seller, Volvo, and Atlas Copco jointly and severally agree to indemnify and hold harmless Buyer, subject to no monetary threshold, in the event Aqurat AB defaults in the repayment of its outstanding loans to VOAC in the total amount of kSEK 4,362. If Buyer or any affiliate, without being obligated thereto, advance additional loans to Aqurat AB in any form or infuse additional share capital into Aqurat AB, Seller's, Volvo's and Atlas Copco's liability under this clause (2) is limited to kSEK 4,362, provided that such limit shall be decreased by two thirds of the amount of such advances or infusions, but not below kSEK 3,862. Buyer shall not be entitled to indemnification unless and until bankruptcy proceedings have been initiated. Buyer shall further not be entitled to any indemnification should Buyer or any affiliate employ any of the current employees of Aqurat AB unless bankruptcy proceedings have been initiated. Buyer's right of indemnification under this clause (2) shall survive the Closing Date for a period of three (3) years.

           (3) Seller, Volvo and Atlas Copco, jointly and severally agree to indemnify and hold harmless Buyer, subject to no monetary threshold, in the event Inline defaults in its repayment of outstanding loans to VOAC Hydraulics GmbH in the total amount of DEM 1,468,273. Buyer recognises that Seller, Volvo and Atlas Copco's indemnification is based upon the assumption that VOAC will not initiate action to discontinue its distribution agreement with Inline unless Inline is in default thereunder. Buyer undertakes to take all reasonable actions to minimise Seller's, Volvo's and Atlas Copco's exposure under this clause (3) inclu-ding but not limited to the purchase of Inline's saleable inventory of VOAC products at Inline's manufactured cost, making use of any right to set-off and employment of all other procedures to recover from any right on patent, receivables, machinery etc. to the extent not pledged to any other creditor. Buyer shall not be entitled to claim under this clause (3) unless and to the extent the above actions have been taken. Seller's, Volvo's and Atlas Copco's liabi-lity under this clause (3) is limited to the amount of DEM 1,468,273. Buyer's right of indemnification under this clause (3) shall survive the Closing Date for a period of two (2) years.

           6.1(d) Inline Cleanup. Seller, Volvo and Atlas Copco represent that the cleanup agreed between VOAC Hydraulikfabrik Beteiligungs GmbH ("VOAC H") and Inline Hydraulik GmbH ("Inline") to be performed has been performed in accordance with an independent environmental consultant's specification and further that Inline has confirmed that it no longer has any claims on VOAC H in respect of such matter. Any breach of this warranty shall not be subject to any monetary threshold.

           6.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless the Seller (including officers, directors, agents, representatives, and employees) from and against any and all liabilities, obligations, damages (excluding, however, consequential damages), deficiencies, losses, claims, actions, suits, proceedings, judgments, demands, costs, penalties, and expenses (including reasonable attorneys' fees) suffered or incurred by Seller and resulting from: (i) any breach of representation or warranty of Buyer contained herein, or by Local Buyers in Related Agreements, or in any certificate delivered pursuant hereto; (ii) third party claims against Seller that arise as a result of the conduct of the VOAC Business after the Closing by Buyer and do not involve a breach of a representation, warranty or covenant of Seller, an Environmental Condition, Seller's Product Liability, or any wrongful conduct of Seller; or (iii) any breach of covenant on the part of Buyer; provided, however, that Buyer shall not have any liability under clause (i) above after the period of time described at Section 6.4 nor unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to SEK 50 million (or the foreign currency equivalent thereof determined at the exchange rate prevailing on the date thereof) and shall thereafter indemnify all claims in their entirety on a Krona for Krona basis. The maximum aggregate amount of liability under this clause shall not exceed the Purchase Price. Any liability under clause (ii) above not known by Buyer (either by notification by Seller or otherwise) within seven (7) years of the Closing Date shall cease.

           6.3 Knowledge of a Breach. Neither party shall have a right to indemnification under Sections 6.1(b), 6.1(c) and 6.2 with respect to any matter as to which it had prior to signing this Agreement been provided with specific information, provided, however, that this shall not apply to:

           (i)     any matter within the scope of Section 6.1(a) and
Schedule 6.1(a); and

           (ii)    any matter which is designated as a Post-Closing Item in
Section 5.2.1 or as to which the Agreement or the Schedules are expressed to be incomplete.

           6.4 Survival of Indemnification for Breach of Warranty. All representations and warranties contained in this Agreement and Related Agreements and the right of either party to make a claim for a breach of the other party's representations or warranties shall survive the Closing Date for a period of two (2) years except that: (a) claims for indemnification pursuant to Sections 2.1.1, 2.1.2, 2.1.3, 2.1.11 and 2.1.17 shall survive the Closing Date for five (5) years; and (b) claims for indemnification pursuant to Section 2.1.22 shall survive until six (6) months after final assessment of any taxes (as defined therein); provided that such written notice specifying in reasonable detail the nature and amount of the claim shall be given within the relevant survival period, it shall not be a condition to the indemnification of such claim that the payment, loss, cost or expense upon which the claim would be based actually be realized or incurred prior to the expiration of the relevant survival period. The covenants of the parties contained herein shall survive indefinitely, save to the extent a specific time period is identified in the relevant covenant.

           6.5     Indemnification Procedures.

                   (a)   Third Party Claims. In the event legal
proceedings shall be instituted or any other claim or demand shall be asserted by any person in respect of which payment may be sought by a party indemnified pursuant to this Article VI ("Indemnitee"), the Indemnitee shall promptly cause written notice of the assertion of any claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party ("Indemnitor"). The Indemnitor, at its expense, shall defend the Indemnitee against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; provided however, the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. In dealing with any such matter, the Indemnitor will act reasonably and in accordance with good faith business judgment in the best interests of the VOAC Business. To the extent the Indemnitor fails to defend such proceeding, claim or demand, and the Indemnitee defends against, settles or otherwise deals with any such proceeding, claim or demand, the Indemnitor shall reimburse the Indemnitee for all liabilities, costs and expenses (including attorney's fees) incurred. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

                   (b) Payment. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Buyer and Seller shall have arrived at a mutually binding agreement with respect to such matter, or with regard to any other matter indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due owing pursuant thereto and the Indemnitor shall be required to pay all of the sums so owing to the Indemnitee, at its option, either by certified or official bank check in immediately available funds or by wire transfer of immediately available funds to an account it designates, within ten (10) days after the date of such notice.

           6.6 Special Provisions for Environmental Indemnification. The following provisions shall apply to claims by Buyer for indemnification for any environmental liability pursuant to Section 2.1.17 ("Environmental Liability"):

                   (a) Buyer shall notify Seller without undue delay after receipt of knowledge of any facts which might give rise to an Environmental Liability. Such notice shall include copies of all documentation in Buyer's possession (e.g., notices or other communications from a Governmental Entity, studies, test results) concerning such Environmental Liability.

                   (b) Buyer shall notify Seller without undue delay of any Cleanup which it proposes to undertake on the Real Property. Promptly thereafter and prior to undertaking any Cleanup, the parties will meet and attempt to agree, in good faith, on the consulting, engineering and other firms that will conduct the Cleanup. If the parties fail to agree within a period of fifteen (15) days following notice by Buyer to Seller of the proposed Cleanup, the parties shall, in good faith, jointly select an independent environmental consulting firm which firm shall determine the consulting, engineering and other firms that will conduct the Cleanup.

                   (c) Prior to Buyer entering into any written agreement with a Governmental Entity or commencing litigation concerning the scope, performance, or completion of Cleanup measures, Buyer agrees to consult with Seller in good faith and not to unreasonably withhold its consent to any reasonable suggestions of Seller concerning such proposed agreement or litigation.

                   (d) As Cleanup measures are undertaken, Buyer without undue delay shall notify Seller of any proposed course of action or expenditure of a material nature and will meet with Seller in good faith attempt to reach agreement concerning such proposed course of action or expenditure. If the parties cannot reach agreement on the necessity or reasonableness of any proposed course of action or expenditure of a material nature within fifteen (15) days following notice by Buyer to Seller of the proposed course of action or expenditure, the parties, shall, in good faith, jointly select an independent environmental consulting firm which shall determine the appropriate course of action or expenditures for the Cleanup (which firm shall not be responsible for implementing the Cleanup).

                   (e) As used in this Agreement, the term "Cleanup" means all actions taken to remedy any Environmental Liability.

                     ARTICLE VII.  MISCELLANEOUS

           7.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

           Buyer:  Parker Pneumatic AB
                   c/o Parker Hannifin Corporation
                   17325 Euclid Avenue
                   Cleveland, Ohio 44112-1290
                   Attn:   Joseph D. Whiteman, Esq.
                           Vice President, General Counsel
                           and Secretary
                   Telecopy:  (216) 481-4057
                   Telephone: (216) 531 3000

                   With a copy to:

                   Rydin & Carlsten Advokatbyra AB
                   Attn: Hans Carlsten, Esq.
                   Box 1766
                   S-111 87  Stockholm
                   Sweden
                   Telecopy:  +46-8-611 48 50
                   Telephone: +46-8-679 51 70

           Seller: AVC Intressenter AB
                   c/o Lagerlof & Leman Advokatbyra AB
                   Box 2252
                   S-403 14  Goteborg
                   Sweden
                   Attn: Tryggve Wahlin, Esq.
                   Telecopy:  +46-31-13 56 62
                   Telephone: +46-31-17 10 00

                   With copies to:

                   Volvo Aero Corporation
                   S-461 81  Trollhattan
                   Attn: Lars Lidman, Esq.
                   Telecopy:  +46-520-134 91
                   Telephone: +46-520-949 79

                   Atlas Copco AB
                   S-105 23  Stockholm
                   Sweden
                   Attn: Hakan Osvald, Esq.
                         Assistant General Counsel
                   Telecopy:  +46-8-743 80 37
                   Telephone: +46-8-743 89 95

The provision of copies shall be for convenience only and not a requirement for the effectiveness of any notice.

           7.2 Entire Agreement. This Agreement, the Related Agreements, the Schedules and Appendices hereto and thereto represent the entire understanding and agreement and supersede all prior agreements, understandings or arrangements among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such amendment, supplement, modification or waiver is sought.

           7.3 Entry-Way. Detailed plans for a new employee entry-way, paved parking area and fencing at Trollhattan, Sweden, are attached hereto as Schedule 7.3. The identified work will be completed by Seller at its expense as soon as practical after Closing but not later than June 30, 1996.

           7.4 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           7.5 Applicable Law/Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of Sweden. All disputes arising in connection with this Agreement or the Related Agreements shall be finally settled under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce by arbitrators appointed in accordance with the said Rules. The arbitration proceedings shall take place in Stockholm and shall be conducted in English.

           7.6 Expenses. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses.

           7.7 Waiver. Any party may, by written notice to another party: (a) extend the time for the performance of any of the obligations or other actions of such other party; (b) waive any inaccuracies in the representations of such other party contained in this

Agreement; or (c) waive compliance with any of the agreements of such other party contained in this Agreement or waive or consent to the modification of performance of any of the obligations of such other party. No other action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition, or agreement contained herein.

           7.8 Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

           7.9 Incorporation by Reference. The Schedules and Appendices to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

           7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

           7.11 Assignment. The rights and obligations under this Agreement may not be assigned or delegated, in whole or in part, to any third party without the prior written consent of the other parties hereto, except that Buyer may assign its rights hereunder to Parker Hannifin Corporation or Parker Intangibles Inc. or any other wholly-owned subsidiary of Parker Hannifin Corporation, provided that Buyer shall guarantee the due performance by such subsidiary of its obligations hereunder, and provided further that the representations, warranties, covenants and indemnity obligations of Seller, Volvo and Atlas Copco for the benefit of Buyer shall be deemed to benefit, as and to the extent appropriate, each of the Local Buyers.

           7.12    Resignation of VOAC President. Prior to the Closing
Johan Halling, President of VOAC, will have submitted his resignation and all matters of his employment, directorships and severance will have been completed. Seller will indemnify and hold Buyer harmless for all costs associated with his termination.

           7.13 Discharge From Liability. At the next appropriate Annual Shareholders Meeting Buyer shall cause the directors of VOAC resigning in connection with Closing to be discharged from liability for 1996 provided that the auditors of VOAC recommend such discharge.

           7.14 Certain Definitions. For purposes of this Agreement, the term:

                   (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                   (b) "enforceability," "binding and enforceable in accordance with its terms" or terms of similar import, where they describe an obligation of a party to any agreement, shall be deemed in all cases to be subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or by legal or equitable principles relating to or limiting creditors' rights generally;

                   (c) "business day" means any day other than a Saturday, Sunday or a public bank holiday, or equivalent for banks generally under the laws of Sweden;

                   (d) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

                   (e)   "hold harmless" as set forth in Sections
6.1(a), 6.1(b) and 6.2 above shall mean having a nil impact on an after tax basis.

           7.15 Further Assurances. The parties hereto agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.

PARKER PNEUMATIC AB                 AVC INTRESSENTER AB
By:    Joseph D. Whiteman           By:     Tryggve Wahlin
Name:                               Name:
Title: Director                     Title:

VOLVO AERO CORPORATION              ATLAS COPCO AB (publ)
By:    Lars Lidman                  By:      Lennart Johansson
Name:                               Name:
Title: General Counsel              Title:   Senior Vice President


PARKER HANNIFIN CORPORATION . . . . . . . . . . . . . . . . . . .
By:    Lawrence M. Zeno             By:      Hakan Osvald
Name:                               Name:
Title: Vice President               Title:   Attorney-in-fact

                          LIST OF SCHEDULES

  Schedule 1.1:             List of Transferred Subsidiaries and Local Buyers
                            and Purchase Prices and Dividends
* Schedule 1.2.3 (i):       Base Balance Sheet
* Schedule 1.2.3 (ii):      Accounting Principles used to prepare the Base
                            Balance Sheet
* Schedule 2.1.2:           Share Capital of VOAC and Subsidiaries
* Schedule 2.1.6:           Subsidiaries
* Schedule 2.1.7:           Actions since July 1, 1995
* Schedule 2.1.8:           List of Proprietary Property
* Schedule 2.1.9:           List of Real Property
* Schedule 2.1.11:          Title to Property
* Schedule 2.1.12:          List of contracts and commitments
* Schedule 2.1.14:          List of powers of attorney and bank accounts
* Schedule 2.1.15:          List of litigation judgments, decrees, etc.
* Schedule 2.1.17(a):       List of permits, licenses, franchises,
                            authorizations, etc.
* Schedule 2.1.17(b):       Environmental disclosure
* Schedule 2.1.17(c):       Hazardous materials
* Schedule 2.1.18:          Workers' injuries
* Schedule 2.1.19:          Trade union activity
* Schedule 2.1.21:          Anticipated adverse trends and/or reduction in
                            sales volume
* Schedule 2.1.23:          List of consents, approvals and Contractual Consents
* Schedule 2.1.24:          Compliance with Laws
* Schedule 2.1.30           Uncollectible Accounts Receivable
* Schedule 2.1.31           Insurance
* Schedule 2.2.7            Compliance with Laws
* Schedule 3.2.3            Shared Services
* Schedule 6.1(a)           Falkoping Site
* Schedule 7.3              Entry-Way

    *  Schedule omitted from EDGAR filing.

                            APPENDICES

1.           Forms of Stock Transfer Agreement for Subsidiaries
              (Omitted from EDGAR filing)

                            SCHEDULE 1.1


                                           Purchase Price   Dividend before
                         Local Buyer        Preliminary         closing
_________________     __________________   ______________   _______________
VOAC Hydraulics       Parker Hannifin        TSEK  3,072          -
  A/S, Denmark          Denmark A/S

VOAC Hydraulics       Parker Hannifin Oy     TSEK  7,145      TSEK  7,533
  Ab, Finland

VOAC Hydraulics       Parker Hannifin        TSEK 10,074          -
  S.A., France          RAK SA

VOAC Hydraulics       Parker Hannifin GmbH   TSEK 12,874          -
  GmbH, Germany

VOAC Hydraulics       Parker Hannifin plc    TSEK  9,045      TSEK  3,000
  Ltd., Great Britain

VOAC Hydraulics       Parker Hannifin S.p.A. TSEK  3,475          -
  S.P.A., Italy

VOAC Hydraulics       Parker Hannifin        TSEK  1,561          -
  S.A., Spain           (espana) SA

VOAC Hydraulics       Parker Hannifin Corp.  TSEK  4,974      TSEK  9,500
  Inc., USA